Exhibit 10.5
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of March 31, 2006, by and between LA CANADA PROPERTIES, INC., a California corporation (“Landlord”), and SPORT CHALET, INC., a Delaware corporation (“Tenant”).
RECITALS:
A. Landlord currently leases to Tenant certain “Premises” (as more particularly described in the “Lease”, as hereinafter defined), located in La Canada, California, pursuant to that certain Standard Industrial/Commercial Single-Tenant Lease-Net (the “Base Lease”) and Addendum to Standard Industrial Lease (the “Addendum”), each dated as of September 1, 1992 (the Base Lease, as modified and supplemented by the Addendum is referred to herein as the “Lease”), by and between Norbert Olberz and Irene Olberz (“Original Landlord”), as “Landlord”, and Tenant (then known as Sport Chalet, Incorporated, a California corporation), as “Tenant”. Landlord is successor in interest to Original Landlord, as “Landlord” under the Lease. All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.
B. Landlord and Tenant now desire to enter into this First Amendment to amend the Lease to provide for (a) an acknowledgement of the exercise of the first and second options to extend granted pursuant to the Lease, and (b) the grant of three (3) additional options to extend pursuant to the Lease, on the terms and subject to the conditions more particularly provided herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:
1. Notwithstanding anything to the contrary contained in the Lease:
     (a) The parties acknowledge that Tenant has exercised the option to extend the term of the Lease by the initial five (5) year extension period pursuant to Section 3 of the Addendum, such that the term of the Lease would be scheduled to expire on August 31, 2007.
     (b) The parties acknowledge that Tenant has also exercised early and with Landlord’s knowledge and consent, the second five (5) year extension period pursuant to Section 3 of the Addendum, such that the term of the Lease is now scheduled to expire on August 31, 2012.
     (c) Tenant is hereby granted three (3) additional options to extend the term of the Lease for periods of five (5) years each on the terms and conditions set forth in Section 3 of the Addendum, such that together with the exercised option terms granted pursuant to Section 3 of the Addendum, Tenant shall now have remaining three (3) separate options to extend, each for an additional period of five (5) years, each subject to the provisions of Section 3 of the Addendum, with the applicable option terms, if exercised, to be for the following periods:
     First remaining option term: September 1, 2012 through and including August 31, 2017
     Second remaining option term: September 1, 2017 through and including August 31, 2022
     Third remaining option term: September 1, 2022 through and including August 31, 2027
     (d) Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the extension of the Lease term pursuant hereto or negotiation of this First Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with the extension of the Lease term pursuant hereto and/or this First Amendment. In the event of any claim for broker’s or finder’s fees or commissions in connection with the extension of the Lease term pursuant hereto and/or this First Amendment, (i) Landlord shall indemnify, hold harmless and defend Tenant from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Landlord, and (ii) Tenant shall indemnify, hold harmless and defend Landlord from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Tenant.
2. Except as specifically amended by this First Amendment, the Lease shall continue in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall prevail.
3. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first written above.

LANDLORD:	TENANT:

LA CANADA PROPERTIES, INC.,	SPORT CHALET, INC.,
a California corporation	a Delaware corporation

By: Eric Olberz	By: /s/ Dennis Trausch

Eric Olberz, CFO	Dennis Trausch, Executive Vice President

(Print Name and Title)	(Print Name and Title)